Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PetIQ, Inc.:

We consent to the use of our report dated March 13, 2018, with respect to the consolidated balance sheets of PetIQ, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), members’/stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boise, Idaho

September 4, 2018